Exhibit 99.1

For Immediate Release                                  Contact:  M. Ray “Hoppy” Cole, CEO or DeeDee Lowery, CFO
                                                                           Phone:  601-268-8998

The First Bancshares, Inc. Announces Certification as a
Community Development Financial Institution

HATTIESBURG, Miss., October 4 – The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today announced that the Holding Company and the Bank have received certification as a Community Development Financial Institution (“CDFI”).  A certified CDFI is a financial institution that targets more than 60% of their banking activities to communities considered “underserved” by traditional financial institutions.  To be certified as a CDFI, an organization must meet several requirements, one of which is to have a primary mission of promoting community development.

As a certified CDFI, our institution can participate in the Community Development Capital Initiative (“CDCI”), a program which invests lower-cost capital in CDFIs that lend to small businesses in the country’s hardest-hit communities.  This capital comes to our institution at a rate of 2% fixed for 8 years.

Under the CDCI, the Company was eligible to receive 5% of our risk-weighted assets which equated to $17,123,000.  We applied and received $17,123,000 in capital under this program.  As a part of this transaction, we repaid $5,000,000 in capital received under the TARP Capital Purchase Program in February 2009 and acquired $12,123,000 in new capital.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “We are proud to receive certification as a Community Development Financial Institution.  This certification will allow us an even greater opportunity to serve our local communities with expanded banking services and programs and with additional low cost capital to invest in our markets.”

About The First Bancshares, Inc.
The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association.  The First has operations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins and Gulfport, Mississippi. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS.  Information is available on the Company’s website, www.thefirstbank.com.

Forward Looking Statement
This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations.  The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.  Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.